Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

THE FRESH MARKET, INC.

ARTICLE I

The name of the corporation (hereinafter the “Corporation”) is The Fresh Market, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

SECTION 4.01. Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 240,000,000 shares, consisting of (a) 200,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), and (b) 40,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”). The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of Preferred Stock or Common Stock voting separately as a class shall be required therefor.

SECTION 4.02. Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights or privileges, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The voting powers, preferences and relative, participating, optional and other special rights and privileges of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

SECTION 4.03 Voting Rights. (a) Except as otherwise required by law or this Certificate of Incorporation, each holder of Common Stock, as such, shall be entitled to one vote in person or by proxy for each share of Common Stock held of record by such holder on all matters on which stockholders are generally entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(b) Except as otherwise required by law or this Certificate of Incorporation, holders of a series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto pursuant to this Article IV (including any Certificate of Designation relating to such series).

SECTION 4.04 Dividends. Subject to the preferential rights of the Preferred Stock, if any, the holders of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of the Corporation’s capital stock.

SECTION 4.05 Dissolution, Liquidation or Winding Up. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

ARTICLE V

SECTION 5.01 Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board. The number of the directors of the Corporation shall be fixed from time to time by the Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock voting separately pursuant to the provisions of this Certificate of Incorporation (including any Certificate of Designation relating to such series of Preferred Stock), shall be elected by the stockholders entitled to vote thereon at each annual meeting of the stockholders. The directors shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board. The term of office of the initial Class I directors shall expire at the annual meeting next ensuing the filing of this Certificate of Incorporation; the term of office of the initial Class II directors shall expire at the second ensuing annual meeting; and the term of office of the initial Class III directors shall expire at the third ensuing annual meeting. For the purposes hereof, the initial Class I, Class II and Class III directors shall be those directors elected by the stockholders of the Corporation in connection with the adoption of this Certificate of Incorporation. Beginning with the first annual meeting following the effectiveness of this Section 5.01, directors to replace those of a Class whose terms expire at such annual meeting shall be chosen to hold office until the third succeeding annual meeting and until their respective successors shall have been duly elected and qualified. If the number of directors is changed, any increase or decrease shall be so apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors constituting the Board shorten the term of any incumbent director. The election of directors need not be by written ballot.

SECTION 5.02 Filling of Newly Created Directorships and Vacancies. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock (including any Certificate of Designation relating to such series of Preferred Stock), newly created directorships resulting from any increase in the number of directors and vacancies on the Board resulting from death, resignation, removal or other cause may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence of this Section 5.02 shall hold office for a term that shall coincide with the remaining term of the class such director is elected to and until such director’s successor shall have been duly elected and qualified.

SECTION 5.03 Qualifications of Directors. There shall be no limitation on the qualifications of any person to be a director or on the ability of any director to vote on any matter brought before the Board, except (a) as required by applicable law or (b) as set forth in this Certificate of Incorporation.

SECTION 5.04 Removal of Directors. Any director or the entire Board may only be removed for cause, such removal to require the affirmative vote of shares representing at least a majority of the votes entitled to be cast by the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of the directors of the Corporation. Unless the Board has made a determination that removal is in the best interests of the Corporation (in which case the following definition shall not apply), “cause” for removal of a director shall be deemed to exist only if (a) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (b) such director has been found by the affirmative vote of a majority of the directors then in office at any regular or special meeting of the Board called for that purpose, or by a court of competent jurisdiction, to have been guilty of willful misconduct in the performance of such director’s duties to the Corporation in a matter of substantial importance to the Corporation; or (c) such director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects such director’s ability to perform his or her obligations as a director of the Corporation. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock voting separately are entitled to elect directors of the Corporation pursuant to the provisions of this Certificate of Incorporation (including any Certificate of Designation relating to such series of Preferred Stock), any such director of the Corporation so elected may be removed in accordance with this Certificate of Incorporation.

ARTICLE VI

SECTION 6.01 Bylaws. In furtherance of the powers conferred upon it by law, the Board is expressly authorized to adopt, repeal, alter or amend the Bylaws of the Corporation by a vote of a majority of the entire Board or such greater vote as shall be specified in the Bylaws.

ARTICLE VII

SECTION 7.01 Limitation on Director Liability. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

SECTION 7.02 Indemnification of Directors and Officers. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits, the Corporation may (a) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and, in all cases, otherwise on such terms and conditions as the Board may determine and (b) advance all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by any director or officer, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, on such terms and conditions as the Board may determine.

ARTICLE VIII

SECTION 8.01 Action by Written Consent. (a) Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of the stockholders of the Corporation. For so long as the Berry Family beneficially owns shares of the Corporation’s common stock representing greater than 50% of the total voting power of the outstanding shares generally entitled to vote for the election of directors, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be taken, are signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize such action, and are delivered to the Corporation by delivery to the Secretary or his or her representative at the principal executive offices of the Corporation. Effective upon the date on which the Berry Family ceases to beneficially own shares representing at least a majority of the votes entitled to be cast by the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of the directors of the Corporation, no action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting and the power of the stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. For purposes of this Section 8.01, the “Berry Family” means (i) Ray Berry and the Estate of Beverly Berry; (ii) existing and future lineal descendents of Ray Berry; (iii) existing and future spouses of Ray Berry or of such descendants; (iv) existing and future children, including adopted children, of the lineal descendents of Ray Berry; (v) any trust for the direct or indirect benefit of, exclusively, any persons named in clauses (i) through (iv); and (vi) any entity in which all of the equity interests are owned by persons named in clauses (i) through (v).

(b) Except as otherwise required by law and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, special meetings of the stockholders of the Corporation may be called at any time only by (i) the Board or (ii) the Chairman of the Board, and may not be called by the stockholders.

ARTICLE IX

SECTION 9.01 DGCL Section 203. The Corporation hereby expressly elects not to be governed by the provisions of Section 203 of the DGCL, and the restrictions and limitations set forth therein.

IN WITNESS WHEREOF, I,                     ,                      of The Fresh Market, Inc., have executed this Certificate of Incorporation as of the      day of         , 2010.

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